EXHIBIT 99.1

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Joseph DeVivo, President and CEO
	Len Hall (media)	Stephen Pedroff, VP Marketing Communications
	949-474-4300	510.771.0400
	jill@allencaron.com	jdevivo@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

RITA MEDICAL SYSTEMS ANNOUNCES CHANGES IN MANAGEMENT TEAM

Company To Also Hire New Audit Firm

FREMONT, Calif., May 24, 2005 . . . RITA Medical Systems, Inc. (Nasdaq: RITA), a leader in medical oncology devices, today announced that Donald J. Stewart, Vice President Finance and Administration and Chief Financial Officer (CFO) will resign from the Company to pursue other business interests when a suitable replacement can be found. The executive search firm Spencer Stuart has been engaged by the Company to assist in the nationwide recruitment and hiring of a new CFO. Mr. Stewart will remain actively involved as the Company’s CFO during the recruiting and transition periods.

Mr. Joseph DeVivo, President and Chief Executive Officer of RITA Medical commented, “I would like to thank Don for his many years of service to RITA and want to wish him the best as he pursues new opportunities.” Mr. DeVivo continued, “I appreciate Don’s willingness to continue at RITA during the search for his replacement. His help will make the transition very smooth.”

Mr. Stewart joined RITA in 2001 as Vice President Finance and Administration and Chief Financial Officer. Mr. Stewart served as the Company’s interim Chief Executive Officer in 2003. Mr. Stewart managed the Company’s two private placement equity financings in 2003 and 2004, raising more than $20 million in total and was a senior member of the integration team during the Company’s merger with Horizon Medical Products.

Unrelated to Mr. Stewart’s departure, RITA also announced that the Audit Committee of the Board of Directors will engage a new independent audit firm after PricewaterhouseCoopers LLP (PWC) notified the Company that they resigned as the company's independent auditor effective May 23, 2005. PWC issued unqualified opinions in RITA’s consolidated financial statements for fiscal years 1997 through 2004, and there were no disagreements between the Company and PWC on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedures. PWC has agreed to provide its full cooperation in the transition to a new audit firm.

Mr. DeVivo commented, "We have had an excellent professional relationship with PWC over a number of years. We regret their decision, but understand that it is the result of PWC’s internal strategy and realignment of its resources. We are confident that, under the audit committee’s guidance, a firm will be engaged soon that will meet the needs of the Company and its shareholders.”

About RITA Medical Systems, Inc.
RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

Statements in this news release including those related to the hiring of a new Chief Financial Officer, the associated transition in the Company's management team, the engagement of a new auditor and the Company's future financial and operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these and other risks is included in the Company's filings with the Securities and Exchange Commission.

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